INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-76248 of Shurgard Storage Centers, Inc. on form S-8 of our report dated February 9, 1995 (March 24, 1995 as to Notes E and N), appearing in this Annual Report on Form 10-K of Shurgard Storage Centers, Inc. for the year ended December 31, 1994.

/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Seattle, Washington

March 29, 1995